Exhibit 99.1

       Lion Announces Fourth Quarter and Year End 2004 Results;
                     Company Posts Record Revenue;
                 Forecasts 20% Revenue Growth In 2005

    SEATTLE--(BUSINESS WIRE)--Feb. 24, 2005--LION, Inc. (OTCBB:LINN), a leading provider of advanced business solutions that streamline the mortgage fulfillment process, today announced its financial results for the fourth quarter and the year ended December 31, 2004.
    Revenue for fourth quarter 2004 increased 58% to $4,171,275, up from $2,632,606 for fourth quarter 2003 and 17% higher than third quarter 2004 revenue of $3,574,211. For full year 2004, revenue increased 88% to $15,191,761 from $8,068,030 in the prior year.
    Net income for fourth quarter 2004 was $112,905 or $0.003 per share, compared to $2,404,865 or $0.070 per share for the same quarter in the prior year. Net income for full year 2004 was $616,163 or $0.017 per share compared to $2,754,729, or $0.082 per share in the prior year. 2003 net income included an extraordinary gain net of tax related to the purchase of certain assets of Ignition Mortgage Technology Solutions, Inc. ("Ignition") of $2,027,675. Excluding the extraordinary gain, net income would have been $377,190 for fourth quarter 2003, or $0.011 per share, and $727,054, or $0.022 per share for full year 2003. LION reported operating income of $116,262 for 2004 compared to $773,910 in 2003. Operating income for the quarter totaled $88,704 compared to $412,104 in the same quarter a year ago, and $62,394 posted in third quarter 2004. Included in 2004 operating expense was stock option expense of $279,143 compared to $32,721 in 2003.
    The Company ended the year with $4.5 million in cash, up 57% from the $2.9 million reported at the end of 2003 and 25% higher than the $3.6 million reported at the end of third quarter 2004. During 2004, the Company incurred $303,000 of short term debt and $972,000 of long term debt in connection with its TRMS acquisition. The Company has reduced its short term debt related to the TRMS transaction to $193,000 as of December 31, 2004 and intends to fully repay the short term debt by the end of the first quarter. The Company currently has no plans to accelerate repayment of the long term debt.
    "2004 was one of the most successful years in the Company's history," stated Randall D. Miles, Chairman and CEO of LION, Inc. "We completed two strategic acquisitions, expanded our product and service offerings, broadened our market reach and completed an extensive technology platform conversion scaled to accommodate future growth. We posted solid financial results, including nearly doubling revenue, strengthening our balance sheet and maintaining profitability even while absorbing acquisition and integration costs. Our fourth quarter acquisition of Tuttle Risk Management Services solidified our distribution channel for our Capital Markets technology and advisory offerings, enhanced our product bundling opportunities and generated incremental revenue."
    "In October, we launched our Precision MTS product, a suite of integrated mortgage technology services that represents a unique blend of LION products and the highly specialized technology acquired through the Ignition acquisition. We have been very pleased with industry reception, and after successfully implementing our beta customer initiatives last year, we are off to a strong start in 2005 with several new customer wins."
    "Our many achievements over the past year have laid the critical ground work that positions LION to project 20% growth in revenue in 2005 with an accompanying increase in profitability, and to establish a goal of more than doubling our annual revenue by the end of 2007. We expect to achieve these targets through a combination of organic growth, acquisitions and strategic partnerships. To support our revenue targets and profitability objectives, we are reorganizing our product groups to more closely align our business objectives with the customers we serve. Additionally, we will soon undertake a strategic initiative that includes the repackaging of our product offerings to create clear, distinctive product brands. We will also redefine our corporate image so that customers, prospective customers and investors will more clearly understand the full breadth of what we do and how it supports our objectives. We will support these objectives by launching an aggressive marketing campaign; an investment in our core business that we believe will generate a return beginning in the second half of 2005."
    "2004 has been an extraordinary year for the Company and we are looking forward to building upon the momentum of the last year to achieve our short and long term strategic and financial objectives," concluded Miles.

    2004 Fourth Quarter and Year End Highlights

    -- Fourth quarter acquisition of Tuttle Risk Management Services to solidify risk management customer base, expand capital markets distribution channel and extend bundled product and service offerings

    --  Successful launch of Precision MTS mortgage productivity suite

    -- Named by Deloitte & Touche LLP as one of top 50 fastest growing technology companies in Washington State for 2004

    --  $71 billion in loan volume locked in 2004 using LockPoint
        Xtra(R)

    -- $105 billion in loan volume hedged in 2004 through Pipeline Tools risk management technology

    -- Finished 2004 with relationships with over 47,000 Realtors, approximately 12,000 mortgage brokers and 200 mortgage lenders

    --  Stock price increased by over 80% since end of 2003

    --  Market cap increased by over 112% from end of 2003

    Conference Call Details

    LION, Inc. will host a conference call to discuss its fourth quarter and full year 2004 financial results at 4:30 p.m. EST today. Participants may join the conference call by dialing 800-299-7089 (for U.S. participants only) ten minutes prior to the start of the conference. International participants can dial in to the call at 617-801-9714. The conference passcode is 55379652. The call will also be broadcast over the Internet and can be accessed through the Company's web site at www.lioninc.com. A replay of the conference call will be available on the Company's web site following the conference and by telephone through March 3, 2005 by dialing 888-286-8010 for U.S. participants and 617-801-6888 for International participants using passcode 34612619.
    For additional comments on 2004 financial and operating results and the outlook for 2005, see the Chairman's Letter located at LION's corporate website at http://www.lioncorp.net/lioncorp/chairmanletter

    About LION, Inc.

    LION, Inc. is a leading provider of advanced business solutions that streamline the mortgage loan fulfillment process in the over $2 trillion mortgage industry. From Leads to Loans to Capital Markets, LION offers consistent, seamless business solutions to consumers, brokers, realtors, originators and lenders. LION provides an integrated technology platform offering online loan productivity, mortgage pipeline hedging and risk management, software development and data communication tools. Through its subsidiary, Tuttle Risk Management Services LLC, LION provides hands on mortgage pipeline risk management for financial institutions that originate and then sell loans into the secondary market. LION has offices in Washington, California and Colorado and has been named by Deloitte & Touche LLP as one of the 50 fastest growing technology companies in the state of Washington for 2004. For more information about LION, please visit www.lioninc.com

    This press release contains forward-looking statements that involve risks and uncertainties concerning our expected performance (as described without limitation in the quotations from current management in this release). Actual results may differ materially from the results predicted and reported results should not be considered as an indication of our future performance. We believe that these potential risks and uncertainties include, without limitation: interest rate changes; housing and consumer trends affecting home purchases; the management of our potential growth; our ability to integrate newly acquired assets and product lines; risks of new business areas and new Internet technology; joint-marketing and sales agreements; our ability to attract and retain high quality employees; changes in the overall economy and in technology; and the number and size of our Internet competitors. Statements in this release should be evaluated in light of these important factors. All information set forth in this release is as of February 24, 2005, and LION undertakes no duty to update this information. More information about these and other important factors that could affect our business and financial results is included in our Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 2003, including (without limitation) under the captions, "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which is on file with the Securities and Exchange Commission. Additional information may also be set forth in those sections in our quarterly reports on Form 10-QSB previously filed with the Securities and Exchange Commission.




                       LION, Inc. and Subsidiary
                  CONDENSED STATEMENTS OF OPERATIONS
                              (Unaudited)

                         Three months ended       For the Year Ended
                            December 31,             December 31,
                     ----------------------- ------------------------
                         2004        2003         2004        2003
                     ----------- ----------- ------------ -----------

Revenues              $4,171,275  $2,632,606  $15,191,761  $8,068,030

Expenses
  Direct costs         1,705,590     680,794    5,775,042   1,735,428
  Selling and marketing  501,253     515,654    2,027,214   2,240,197
  General and
   administrative      1,139,978     743,841    4,198,373   2,451,645
  Research and
   development           591,712     147,939    2,499,713     383,903
  Depreciation and
   amortization          144,038     132,274      575,157     482,947
                     ----------- ----------- ------------ -----------
                       4,082,571   2,220,502   15,075,499   7,294,120
                     ----------- ----------- ------------ -----------

       Operating income   88,704     412,104      116,262     773,910

Other (expense) income -
 net                     (19,024)     (5,175)     406,995     (17,117)
                     ----------- ----------- ------------ -----------

       Net income before
        tax and extraordinary
          item            69,680     406,929      523,257     756,793

Income tax (benefit)
 expense                 (43,225)     29,739      (92,906)     29,739
                     ----------- ----------- ------------ -----------

       Net income before
          extraordinary
           gain          112,905     377,190      616,163     727,054

Extraordinary gain - net
 of tax                        -   2,027,675            -   2,027,675
                     ----------- ----------- ------------ -----------

          NET  INCOME   $112,905  $2,404,865     $616,163  $2,754,729
                     =========== =========== ============ ===========

Net income per common share,

  Basic                     $.00        $.08         $.02        $.09
                     =========== =========== ============ ===========
  Diluted                   $.00        $.07         $.02        $.08
                     =========== =========== ============ ===========

                       LION, Inc. and Subsidiary
                       CONDENSED BALANCE SHEETS
                             December 31,

                               ASSETS

                                                  2004        2003
                                              ------------ -----------

CURRENT ASSETS
  Cash and cash equivalents                    $4,518,300  $2,883,314
  Accounts receivable - net                     1,841,840   2,141,264
  Other receivables                                     -     620,708
  Deferred taxes                                  150,000           -
  Prepaid expenses and other                      436,888     361,975
                                              ------------ -----------

       Total current assets                     6,974,028   6,007,261

PROPERTY AND EQUIPMENT, net                       931,079   1,025,153

OTHER ASSETS
  Goodwill - net                                2,590,130     273,955
  Other assets                                     76,980      82,908
                                              ------------ -----------

                                              $10,545,217  $7,389,277
                                              ============ ===========

                 LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                               $294,235    $189,727
  Accrued liabilities                           1,334,659   1,647,931
  Current maturities of long-term obligations     255,621      82,452
  Deferred revenue                              1,050,128   1,306,224
                                              ------------ -----------

       Total current liabilities                2,934,643   3,226,334

LONG-TERM OBLIGATIONS, less current maturities    995,305      85,822

STOCKHOLDERS' EQUITY                            6,615,269   4,077,121
                                              ------------ -----------

                                              $10,545,217  $7,389,277
                                              ============ ===========


    CONTACT: LION, Inc.
             Dave Stedman, Co-President, 800-546-6463